Exhibit 3.1

Authorisation Code : 226103896263 www.verify.gov.ky 13 July 2023 WC-374301 Certificate of Incorporation on Change of Name I DO HEREBY CERTIFY that Given under my hand and Seal at George Town in the Island of Grand Cayman this 13th day of July Two Thousand Twenty-Three An Authorised Officer, Registry of Companies, having by Special resolution dated 13th day of July Two Thousand Twenty-Three changed its name, is now incorporated under name of Cayman Islands. Consilium Acquisition Corp I, Ltd. CSLM Acquisition Corp. Registrar of companies exempted cayman islands